UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 13, 2006

EGL, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

000-27288 76-0094895
(Commission File Number) (IRS Employer Identification No.)

15350 Vickery Drive, Houston, Texas 77032
(Address of Principal Executive Offices) (Zip Code)

(281) 618-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 13, 2006, EGL Eagle Global Logistics, L.P. (“EGL LP”), a wholly owned subsidiary of EGL, Inc., entered into a Non-Exclusive Aircraft Lease Agreement with JRC Citation, LLC for the lease of one 2006 Cessna Citation X aircraft.   JRC Citation, LLC is controlled by EGL, Inc.’s Chief Executive Officer and Chairman of the Board, James R. Crane.  EGL LP plans to use the aircraft for business travel for the officers and directors of EGL, Inc.

The Lease has a one-year term and each party has the right to terminate the Lease without cause upon thirty days written notice.  The Lease is non-exclusive, and JRC Citation, LLC may also lease the aircraft to other parties during the term of the Lease.  EGL LP’s use of the aircraft is on an “as needed” basis and EGL LP is not committed to any minimum usage of the aircraft.  EGL LP will pay rent on the aircraft based on each flight hour of use of the aircraft at the rate of $2,200 per flight hour.  EGL LP is also obligated to obtain or supply all services and supplies necessary to the operation, maintenance and storage of the aircraft, including paying for fuel, maintenance costs and storage fees and obtaining the services of pilots for EGL LP’s operation of the aircraft.  JRC Citation, LLC is obligated to maintain bodily injury and property damage liability insurance on the aircraft.  EGL LP agrees to defend and indemnify JRC Citation, LLC and its shareholders, members, directors, officers, managers and employees against any claims, damages or liabilities arising from EGL LP’s operation, maintenance, storage or other use of the aircraft.

Item 9.01

Financial Statements and Exhibits.

(d)    Exhibits

99.1

Non-Exclusive Aircraft Lease Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2006

EGL, INC.

By:

/s/ Dana A. Carabin__

Dana A. Carabin

Secretary

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